Exhibit 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO  80203

William T. Hart, P.C.		harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

July 1, 2015
CEL-SCI Corporation
8229 Boone Blvd. #802
Vienna, VA 22182

This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation (“CEL-SCI”), of shares of its common stock, preferred stock, convertible preferred stock, rights, units, and warrants having a maximum value of $75,000,000 all as referred to in the Registration Statement on Form S-3 filed by CEL-SCI with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI and the applicable laws of the State of Colorado, and a copy of the Registration Statement,  and such other documents as we considered necessary for purposes of this opinion.  In our opinion:

●	CEL-SCI is authorized to issue the securities which are the subject of the Registration Statement;

●	such securities, when sold, will be legally issued, fully paid and non-assessable; and

●	the warrants and rights will be, when issued, binding obligations of CEL-SCI under the laws of Colorado.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart
William T. Hart